Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hawkins, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Hawkins, Inc. of our report dated June 4, 2010, with respect to the balance sheet of Hawkins, Inc. as of March 28, 2010, and the related statements of income, shareholders’ equity, and cash flows for the year ended March 28, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 28, 2010, which report appears in the March 28, 2010 annual report on Form 10-K of Hawkins, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
March 11, 2011